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                                                            Exhibit 5.1 and 23.1

                 Milbank, Tweed, Hadley & McCloy LLP Letterhead


                                 August 2, 2002



Viewpoint Corporation
498 Seventh Avenue
New York, New York  10018

         Re:      Registration Statement on Form S-8 of Viewpoint Corporation

Ladies and Gentlemen:

         We have acted as special counsel to Viewpoint Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 7,250,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), to be issued pursuant to the provisions of the Viewpoint 1995 Stock Option Plan (the "Plan"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

         We are of the opinion that the Shares have been duly authorized by the Company, and when issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Commission thereunder.


                                         Very truly yours,


                                         /s/ Milbank, Tweed, Hadley & McCloy LLP

AMK/MLW


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